Exhibit 10.4
AMENDMENT TO
AGREEMENT
dated as of                     , 200__
     THIS AMENDMENT, dated                     , 2008, is entered into by and between EMS Technologies, Inc., a Georgia corporation (the “Company”), and                      (the “Executive”) for the purpose of amending, effective the date hereof, the Agreement (the “Agreement”) between the parties dated as of                     , 200___, in order to conform the terms of the Agreement to certain requirements of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
     1. Subsection III.2(a) of the Agreement is amended to provide in its entirety as follows:
(a) Salary — The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(b) below) for a period of 36 months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not earlier than six months and one day, and not later than seven months, after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value on the date the Executive’s employment is terminated, increased by interest on such amount for each day from the 31st day after termination of employment until the date of payment, calculated on a daily basis at a rate per annum equal to the rate used to determine such Present Value. For purposes hereof, the Executive’s “current salary” shall be the highest rate in effect during the six-month period prior to the Executive’s termination.
     2. The fourth and fifth sentences of subsection III.2(b) of the Agreement are amended to provide in their entirety as follows:
If the terms of any benefit plan referred to in this subsection do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this subsection shall be applied against and reduce the period for which COBRA will be provided, and may at the Company’s election be provided as COBRA coverage, subject to payment by the Company to the Executive of additional compensation equal to the excess of the COBRA premium over the costs otherwise payable by the

Executive as provided above, in each case as in effect from time to time, plus an additional amount as necessary to reimburse the Executive for additional taxes payable on both such additional compensation and such additional amount at a combined tax rate of 45%; provided, however, that the first of any such payments by the Company shall be made not earlier than six months and one day, and not later than seven months, after the Executive’s termination of employment and shall include all amounts so payable with respect to the first seven months following such termination.
     3. Except as expressly modified by this Amendment to Agreement, all terms and conditions of the Agreement shall remain in full force and effect in accordance with their original terms.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, on the date first above written.

EMS TECHNOLOGIES, INC.
By:	Paul B. Domorski
Title: President and Chief Executive Officer
(Corporate Seal)
Attest:
          William S. Jacobs
          Secretary

EXECUTIVE

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